Exhibits 5.1 and 23.4

Mark R. Allen	942 South Shady Grove Road
Executive Vice President	Memphis, TN 38120
General Counsel and Secretary
Member of the Executive Committee

August 13, 2020

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of FedEx Corporation, a Delaware corporation (“FedEx”), and have acted as such in connection with the preparation and filing of a Registration Statement on Form S-3 (File No. 333-240157) (the “Registration Statement”), filed on July 29, 2020 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and in connection with the issuance and sale by Federal Express Corporation, a Delaware corporation (the “Company”) today of $970,000,000 face amount of FedEx Pass Through Trust Certificates, Series 2020-1AA (the “Certificates”) pursuant to the Underwriting Agreement, dated July 30, 2020 (the “Underwriting Agreement”), among the Company, FedEx and Citigroup Global Markets, Inc., Deutsche Bank Securities Inc., and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule I to the Underwriting Agreement. The Certificates have been issued under the Pass Through Trust Agreement, dated as of August 13, 2020 between the Company and Wilmington Trust Company, as pass through trustee for the trust relating to the Certificates (the “Trustee”), as supplemented by the Trust Supplement No. 2020-1AA, dated as of August 13, 2020 (the “Trust Supplement”), between the Company and the Trustee (the “Basic Agreement”, and, together with the Trust Supplement, the “Trust Agreements”).

As used herein, the term “Prospectus” means the base prospectus, dated July 29, 2020, included in the Registration Statement, as supplemented by, and together with, the final prospectus supplement, dated July 30, 2020, relating to the Certificates, in the form filed with the Commission pursuant to Rule 424(b) under the Act, including the documents incorporated by reference therein.

In connection with the opinions expressed below, I have examined, or caused to be examined by attorneys under my supervision, originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Prospectus, the Underwriting Agreement, the Trust Agreements and the Company’s Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and such agreements, documents, certificates and statements of government officials and other papers as I have deemed necessary or advisable as a basis for such opinions. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents and documents to be executed, I have assumed (i) that the parties thereto (other than the Company) had or will have the power, corporate or otherwise, and authority to enter into and perform all obligations thereunder, (ii) the due delivery by such parties of such documents and (iii) that such documents constitute or will constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein, which I have not independently established or verified, I have relied upon statements and representations of officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is my opinion that:

(a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware;

(b) The Company has the corporate power and authority under Delaware law to execute, deliver and perform its obligations under the Trust Agreements; and

(c) Each of the Trust Agreements has been duly authorized, executed and delivered by the Company.

I am qualified to practice law in the State of Tennessee, and the foregoing opinion is limited to the laws of the State of Tennessee and the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as an exhibit to FedEx’s Current Report on Form 8-K filed with the Commission on the date hereof, and to the reference to me under the heading “Legal Matters” in the Prospectus. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof and I undertake no, and disclaim any, obligation to advise you (or any third party) of any subsequent change in or development of law or fact that might affect the matters, conclusions, statements or opinions set forth herein.

Sincerely,

FedEx Corporation

/s/ Mark R. Allen
Mark R. Allen
Executive Vice President, General Counsel and Secretary